January 19, 2007	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Record Annual Earnings of $2.22 Per Share
Record earnings fueled by strong loan growth

Annual Highlights:

  Diluted earnings per share increased 12% compared to 2005, on an operating basis.
  Loans increased 11% from December 31, 2005.
  Total deposits (excluding brokered and national certificates of deposit) increased 7% from December 31, 2005.
  Deposit service charges increased 10% compared to 2005.
  Opened two full-service retail banking centers - Lee's Summit, Mo. and Ozark, Mo. - and opened a loan production office in Columbia, Mo. Introduced remote-capture deposit product.

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended December 31, 2006, were $.58 per diluted share ($7,993,000) compared to the $.37 per diluted share ($5,152,000, as restated) the Company earned during the same quarter in the prior year. Excluding the effects of the Company's accounting change for certain interest rate swaps on prior year results, earnings for the quarter ended December 31, 2005, were $.52 per diluted share ($7,174,000). In addition, for the three months ended December 31, 2006, accounting entries required under accounting standards governing the Company's interest rate derivatives increased reported net income by $299,000. Thus, excluding the effects of the Company's accounting for interest rate swaps, earnings per diluted share were $.56 for the quarter ended December 31, 2006. As reported previously, the Company expects all charges related to the restatement of interest rate swaps in 2005 to flow back into income (perhaps unevenly) over the remaining terms of the swaps.

In addition, the sections in this release captioned "NON-INTEREST INCOME" and "NON-INTEREST EXPENSE" highlight various items affecting the operating results of the Company for the three months ended December 31, 2006.

Preliminary earnings for the twelve months ended December 31, 2006, were $2.22 per diluted share ($30,743,000) compared to the $1.63 per diluted share ($22,671,000, as restated) the Company earned during the prior year. Excluding the effects of the Company's accounting change for certain interest rate swaps on prior year results, earnings for the twelve months ended December 31, 2005, were $1.99 per diluted share ($27,737,000). In addition, for the twelve months ended December 31, 2006, accounting entries required under accounting standards governing the Company's interest rate derivatives increased reported net income by $49,000. Thus, excluding the effects of the Company's accounting for interest rate swaps, earnings per diluted share were $2.22 for the twelve months ended December 31, 2006.

"Great Southern produced record earnings in 2006," said Great Southern President and CEO Joseph W. Turner. "Our dedicated team of associates did an outstanding job in developing and deepening relationships with our customers. Loans grew 11% for the year with growth primarily in commercial and residential construction lending, from customers in both our primary and loan production markets. This resulted in an increase of 13% in net interest income (excluding hedge accounting entries) and, importantly, our net interest margin improved slightly in 2006. Core deposits from customers grew 7% for the year in a very

More

Next Page

competitive environment. Income from account service charges and ATMs fees was also up with a 10% increase over 2005."

For the three months ended December 31, 2006, return on average equity (ROAE) was 18.37%; return on average assets (ROAA) was 1.46%; and net interest margin (NIM) was 3.41%. The non-cash amortization of the prepaid broker fee to originate certificates of deposit (which was recorded as part of the accounting change in 2005) reduced net interest margin by 8 basis points (from 3.49%).

For the twelve months ended December 31, 2006, return on average equity (ROAE) was 18.54%; return on average assets (ROAA) was 1.41%; and net interest margin (NIM) was 3.39%. The non-cash amortization of the prepaid broker fee to originate certificates of deposit reduced net interest margin by 9 basis points (from 3.48%).

Stockholders' equity at December 31, 2006, was $175.6 million (7.8% of total assets), equivalent to a book value of $12.84 per share.

Selected Financial Data and Non-GAAP Reconciliation:
     (Dollars in thousands)

	Three Months Ended December 31, 2006			Twelve Months Ended December 31, 2006
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$17,607	$ (376)	$17,983	$69,227	$(1,777)	$71,004
Provision for loan losses	1,350	--	1,350	5,450	--	5,450
Non-interest income	7,977	836	7,141	29,632	1,853	27,779
Non-interest expense	12,653	--	12,653	48,807	--	48,807
Provision for income taxes	3,588	(161)	3,427	13,859	(27)	13,832
Net income	$ 7,993	$ 299	$ 7,694	$30,743	$ 49	$30,694

	Three Months Ended December 31, 2005			Twelve Months Ended December 31, 2005
	As Reported	Effect of Accounting Change for Int. Rate Swaps	Excluding Accounting Change for Int. Rate Swaps	As Reported	Effect of Accounting Change for Int. Rate Swaps	Excluding Accounting Change for Int. Rate Swaps

Net interest income	$15,955	$ (376)	$16,331	$58,398	$(4,602)	$63,000
Provision for loan losses	1,175	--	1,175	4,025	--	4,025
Non-interest income	2,870	(2,735)	5,605	21,559	(3,192)	24,751
Non-interest expense	11,473	--	11,473	44,198	--	44,198
Provision for income taxes	1,025	1,089	2,114	9,063	2,728	11,791
Net income	$ 5,152	$(2,022)	$ 7,174	$22,671	$(5,066)	$27,737

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2006		2005		2006		2005
	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share
Reported Earnings	$7,993	$.58	$5,152	$.37	$30,743	$2.22	$22,671	$1.63
Amortization of deposit broker origination fees (net of taxes)	244.02		221.02		1,155.08		776.05
Net change in fair value of interest rate swaps and related deposits (net of taxes)	(543)	(.04)	1,801.13		(1,204)	(.08)	4,290.31
Earnings excluding impact of hedge accounting entries	$7,694	$.56	$7,174	$.52	$30,694	$2.22	$27,737	$1.99

More

Next Page

NET INTEREST INCOME

Including the impact of the accounting change for certain interest rate swaps (2005 results restated), net interest income for the fourth quarter of 2006 increased $1.6 million to $17.6 million compared to $16.0 million for the fourth quarter of 2005. Net interest margin was 3.41% in the quarter ended December 31, 2006, compared to 3.27% in the same period of 2005, an increase of 14 basis points.

Excluding the impact of the accounting change for certain interest rate swaps, economically, net interest income for the fourth quarter of 2006 increased $1.7 million to $18.0 million compared to $16.3 million for the fourth quarter of 2005. Net interest margin excluding the effects of the accounting change was 3.49% in the quarter ended December 31, 2006, compared to 3.34% in the quarter ended December 31, 2005.

Including the impact of the accounting change for certain interest rate swaps (2005 results restated), net interest income for the year 2006 increased $10.8 million to $69.2 million compared to $58.4 million for the year 2005. Net interest margin was 3.39% in the year ended December 31, 2006, compared to 3.13% in the year 2005, an increase of 26 basis points.

Excluding the impact of the accounting change for certain interest rate swaps, economically, net interest income for the year 2006 increased $8.0 million to $71.0 million compared to $63.0 million for the year 2005. Net interest margin excluding the effects of the accounting change was 3.48% in the year ended December 31, 2006, compared to 3.37% in the year ended December 31, 2005.

Non-GAAP Reconciliation
(Dollars in Thousands)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2006		2005		2006		2005
	Dollars (000)%		Dollars (000)%		Dollars (000)%		Dollars (000)%
Net Interest Income/ Margin	$17,607	3.41%	$15,955	3.27%	$69,227	3.39%	$58,398	3.13%
Amortization of deposit broker origination fees	376.08		340.07		1,777.09		1,194.06
Interest rate swap net settlements	--	--	36	--	--	--	3,408.18
Net interest income/margin excluding impact of hedge accounting entries	$17,983	3.49%	$16,331	3.34%	$71,004	3.48%	$63,000	3.37%

For additional information on net interest income components, refer to "Average Balances, Interest Rates and Yields" tables in this release.

NON-INTEREST INCOME

Including the effects of the Company's restatement in 2005 for certain interest rate swaps, non-interest income for the fourth quarter of 2006 was $8.0 million compared with $2.9 million for the fourth quarter 2005. The $5.1 million increase in non-interest income is primarily attributable to the effects of the accounting change for interest rate swaps on the prior period results. Non-interest income decreased $2.8 million in the three months ended December 31, 2005, and increased $836,000 in the three months ended December 31, 2006, as a

More

Next Page

result of the change in the fair value of certain interest rate swaps. In addition, non-interest income for the fourth quarter of 2005 was also impacted by the reclassification of the net interest settlements on these swaps from net interest income to non-interest income. While this had no effect on total net income, non-interest income was increased by $36,000 in the three months ended December 31, 2005. There was no reclassification of net interest settlements in the three months ended December 31, 2006. Excluding the effects of interest rate swap-related entries, non-interest income increased $1.5 million in the three months ended December 31, 2006, compared to December 31, 2005.

Fourth quarter 2006 income from commissions from the Company's travel, insurance and investment divisions increased $38,000, or 2%, compared to the same period in 2005. Service charges on deposit accounts and ATM fees increased $343,000, or 10%, compared to the same period in 2005. Other income increased $451,000 in the fourth quarter 2006 compared to the same period in 2005 due to the net benefit realized on federal historic tax credits utilized by the Company in 2006. The Company expects to utilize federal historic tax credits in the future; however, the timing and amount of these credits will vary depending upon availability of the credits and ability of the Company to utilize the credits.

One additional item that decreased non-interest income in the three months ended December 31, 2005 was the impairment write-down in value of one available-for-sale government preferred stock agency security. This write-down totaled $734,000 in 2005. This security has an interest rate that resets to a market index every 24 months. The security has had an unrealized loss that was recorded directly to equity prior to December 31, 2005, so the write-down did not affect total equity. During 2006, the fair value of the security has recovered some of the decline in value. This unrealized gain is being recorded directly to equity. The Company has the ability to continue to hold this security in its portfolio for the foreseeable future and believes that the fair value of this security may recover further in future periods, particularly as the next interest rate reset date approaches.

Including the effects of the Company's restatement in 2005 for certain interest rate swaps, non-interest income for the twelve months ended December 31, 2006 was $29.6 million compared with $21.5 million for the twelve months ended December 31, 2005. The $8.1 million increase in non-interest income is primarily attributable to the effects of the accounting change for interest rate swaps on the prior period results. Non-interest income decreased $6.6 million in the year ended December 31, 2005, and increased $1.9 million in the year ended December 31, 2006, as a result of the change in the fair value of certain interest rate swaps. In addition, non-interest income for 2005 was also impacted by the reclassification of the net interest settlements on these swaps from net interest income to non-interest income. While this had no effect on total net income, non-interest income was increased by $3.4 million in the year ended December 31, 2005. There was no reclassification of net interest settlements in the year ended December 31, 2006. Excluding the effects of interest rate swap-related entries, non-interest income increased $3.0 million in the year ended December 31, 2006, compared to December 31, 2005.

Full year 2006 income from commissions from the Company's travel, insurance and investment divisions increased $440,000, or 5%, compared to the same period in 2005. Service charges on deposit accounts and ATM fees increased $1.3 million, or 10%, compared to the same period in 2005. Other income increased $451,000 in 2006 compared to 2005 due to the net benefit realized on federal historic tax credits utilized by the Company in 2006.

One additional item (discussed previously) that decreased non-interest income in the year ended December 31, 2005 was the impairment write-down in value of one available-for-sale government preferred stock agency security totaling $734,000 in 2005.

More

Next Page

NON-INTEREST EXPENSE

Non-interest expense for the quarter ended December 31, 2006 was $12.7 million compared with $11.5 million for the fourth quarter of 2005. Non-interest expense increased $365,000 when comparing the fourth quarter 2006 to third quarter 2006 expenses of $12.3 million. The Company's efficiency ratio for the quarter ended December 31, 2006, was 49.46% compared to 60.95% in the same quarter of 2005. These efficiency ratios include the impact of the accounting change for certain interest rate swaps. Excluding the effects of accounting for interest rate swaps, the efficiency ratio for the fourth quarter 2006 was 50.36% compared to 52.30% in the same period of 2005. The Company's ratio of non-interest expense to average assets has remained very constant over these recent periods at approximately 2.20%.

Non-interest expense for the full year 2006 was $48.8 million compared with $44.2 million for the full year 2005. The Company's efficiency ratio for the year ended December 31, 2006, was 49.37% compared to 55.28% in 2005. These efficiency ratios include the impact of the accounting change for certain interest rate swaps. Excluding the effects of accounting for interest rate swaps, the efficiency ratio for the full year 2006 was 49.41% compared to 50.37% in 2005.

During the three months ended December 31, 2006, the Company redeemed the 9.0% Cumulative Trust Preferred Securities of Great Southern Capital Trust I. As a result of the redemption of the Trust I Securities, and as previously reported, approximately $783,000 ($510,000 after tax) of related unamortized issuance costs was written off as a noncash expense in the fourth quarter of 2006.

Non-GAAP Reconciliation
(Dollars in Thousands)

	Three Months Ended December 31,
	2006			2005
	Non-Interest Expense (000)	Revenue Dollars* (000)%		Non-Interest Expense (000)	Revenue Dollars* (000)%
Efficiency Ratio	$12,653	$25,584	49.46%	$11,473	$18,825	60.95%
Amortization of deposit broker origination fees	--	376	(.70)	--	340	(.95)
Net change in fair value of interest rate swaps and related deposits	--	(836)	1.60	--	2,771	(7.70)
Efficiency ratio excluding impact of hedge accounting entries	$12,653	$25,124	50.36%	$11,473	$21,936	52.30%

* Net interest income plus non-interest income.

	Twelve Months Ended December 31,
	2006			2005
	Non-Interest Expense (000)	Revenue Dollars* (000)%		Non-Interest Expense (000)	Revenue Dollars* (000)%
Efficiency Ratio	$48,807	$98,859	49.37%	$44,198	$79,957	55.28%
Amortization of deposit broker origination fees	--	1,777	(.88)	--	1,194	(.75)
Net change in fair value of interest rate swaps and related deposits	--	(1,853)	.92	--	6,600	(4.16)
Efficiency ratio excluding impact of hedge accounting entries	$48,807	$98,783	49.41%	$44,198	$87,751	50.37%

* Net interest income plus non-interest income.

More

Next Page

The Company's increase in non-interest expense in the fourth quarter of 2006 compared to the same period in 2005 related to the continued growth of the Company. During the latter half of 2005, Great Southern completed its acquisition of three bank branches in central Missouri, acquired a Columbia, Mo.-based travel agency, and opened a banking center in Republic, Mo. In the first half of 2006, Great Southern acquired a travel agency in Lee's Summit, Mo., and established a new loan production office in Columbia, Mo. In September 2006, Great Southern opened new banking centers in Lee's Summit, Mo., and Ozark, Mo. As a result, in the three months ended December 31, 2006, compared to the three months ended December 31, 2005, non-interest expense increased $405,000 related to the ongoing operations of these new offices referenced above. For the year ended December 31, 2006, compared to the year ended December 31, 2005, expenses for these offices increased $1.8 million. In addition to these acquisitions and new offices, the Company expanded the loan production offices in St. Louis and Rogers, Ark., and added lending and lending support personnel in the Springfield market.

Consistent with many other employers, the cost of health insurance premiums and other benefits for the Company continues to rise and added $546,000 in expenses in 2006 compared to 2005. During the quarter ended December 31, 2006, the Company received an updated expense projection for its pension plan (which was modified by the Company effective July 1, 2006). This update indicated that benefit accruals for the 2006-2007 plan year have decreased. The Company recorded a corresponding reduction to expense of $222,000 in the fourth quarter of 2006. The Company expects that expenses related to the pension plan will continue to be lower in 2007 than they were in 2006. The Company also made changes to other benefits in 2006. These changes resulted in non-recurring net decreases to accrued expenses of $147,000 in the three months ended December 31, 2006.

During the quarter ended December 31, 2006, the Company also recorded expenses of $137,000, or $.01 per diluted share, related to the cost of stock options previously granted by the Company. During the year ended December 31, 2006, this recorded expense was $480,000, or $.03 per diluted share. The Company expects to record similar expenses in 2007.

INCOME TAXES

For the three months and twelve months ended December 31, 2006, the Company's effective tax rate was 31% and 31%, respectively, which was slightly lower than historical levels of approximately 32%. This lower effective tax rate related primarily to tax credits utilized by the Company in 2006.

ASSET QUALITY

As a result of continued growth in the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Non-performing assets at December 31, 2006, were $25.0 million, up $8.2 million from December 31, 2005, and down $3.3 million from September 30, 2006. Non-performing assets as a percentage of total assets were 1.12% at December 31, 2006. Compared to December 31, 2005, non-performing loans increased $4.0 million to $20.2 million while foreclosed assets increased $4.2 million to $4.8 million. For the three months ended December 31, 2006, non-performing loans decreased $6.1 million while foreclosed assets increased $2.9 million. Commercial real estate, construction and business loans comprised $18.7 million, or 92%, of the total $20.2 million of non-performing loans at December 31, 2006. The decrease in non-performing loans during the quarter ended December 31, 2006, was primarily due to the repayment of one loan relationship secured by a motel in Branson, Mo., totaling $1.8 million and the repayment of one loan relationship secured by accounts receivable and inventory of a building supply company in Springfield totaling $909,000. The $1.8 million loan relationship was placed in the Non-performing Loans category during the quarter ended September 30, 2006. In addition, non-performing loans were reduced $3.1 million during the quarter ended December 31, 2006, due to the transfer of one relationship to foreclosed real estate. The $3.1 million loan

More

Next Page

relationship was placed in the Non-performing Loans category during the quarter ended September 30, 2006. This relationship consists of a townhome/apartment development in the Kansas City, Mo., area. Subsequent to December 31, 2006, Great Southern has entered into a contract to sell this property with a closing date set for February 1, 2007.

Other increases and decreases in non-performing loans during the first nine months of fiscal 2006 were discussed in the March 31, 2006, June 30, 2006, and September 30, 2006, Quarterly Reports on Form 10-Q. At December 31, 2006, six significant loan relationships accounted for $16.0 million of the total non-performing loan balance of $20.2 million. Each of these relationships was included in the Non-performing Loans category at September 30, 2006, and was described more fully in the September 30, 2006, Quarterly Report on Form 10-Q.

Potential problem loans decreased $4.8 million during the year ended December 31, 2006, from $18.4 million at December 31, 2005, to $13.6 million at December 31, 2006. Potential problem loans are loans which management has identified through routine internal review procedures as having possible credit problems which may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in the non-performing assets. Potential problem loans decreased primarily due to the transfer to the non-performing loan category of the loan relationships previously described, partially offset by the addition of other unrelated loan relationships to the Potential Problem Loans category.

At December 31, 2006, the Company's only significant foreclosed real estate asset was the $3.1 million property discussed previously.

BUSINESS INITIATIVES

In 2006, the Company expanded its retail banking center network from 35 to 37 offices. Great Southern opened a banking center in early September in Lee's Summit, Mo., a growing Kansas City-area community. This banking center marks the Company's first retail banking presence in the region and complements services already provided in the area: a Great Southern Travel office in Lee's Summit (acquired in the first part of 2006) and an Overland Park, Kan.-based loan production office (LPO) serving the metropolitan Kansas City market. As of December 31, 2006, the banking center opened nearly 600 deposit account relationships with a total balance of $8.7 million. In early September, the company also opened a banking center near Springfield in Ozark, Mo., the second Great Southern location in this growing southwest Missouri community. The Company expects to open a banking center in Springfield, Mo., in the second quarter of 2007.

The Company also introduced a remote capture depository product, "Deposit Direct" for business customers in late 2006. In an attempt to gather more deposits and deepen relationships, the electronic product is being marketed to the Company's LPO clients as well as business clients in the Company's current retail footprint.

Loan production offices in Overland Park, Kan., Rogers, Ark., St. Louis and Columbia, Mo., continued to grow in 2006. The following figures represent loan originations for the year 2006 and outstanding loan balances as of December 31, 2006: the Overland Park LPO originated $75.1 million in loans with outstanding loan balances of $183.9 million; the Rogers LPO had $75.3 million in loan originations and $149.9 in outstanding loan balances; and the St. Louis LPO had loan originations of $193.9 million and $213.0 million in outstanding loan balances. The Columbia LPO, which began operating in March 2006 and serves the Columbia, Jefferson City, and Lake of the Ozarks, Mo., region, had loan originations of $26.0 million and $40.0 million in outstanding loan balances. Approximately two-thirds of the $40.0 million total outstanding balance was originated by lenders in Springfield or the Lake of the Ozarks prior to opening the LPO in Columbia.

More

Next Page

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol "GSBC". The last reported sale of GSBC stock in the quarter ended December 31, 2006, was $29.51.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 37 banking centers and 180 ATMs in Missouri. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., Columbia, Mo., and St. Louis.

www.greatsouthernbank.com

When used in this press release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in Great Southern Bancorp's ("Company") market area, changes in policies by regulatory agencies, fluctuations in interest rates, the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Next Page

The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. All financial data which follows for all periods is unaudited and includes the effects of the accounting restatement referred to above. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three months and twelve months ended December 31, 2006 and 2005 are not necessarily indicative of the results of operations which may be expected for any future period.

Selected Financial Condition Data:	December 31, 2006	December 31, 2005
	(Dollars in thousands)

Total assets	$2,240,308	$2,081,155
Loans receivable, gross	1,698,302	1,536,595
Allowance for loan losses	26,258	24,549
Foreclosed assets, net	4,768	595
Available-for-sale securities, at fair value	344,192	369,316
Held-to-maturity securities, at amortized cost	1,470	1,510
Deposits	1,703,804	1,550,253
Total borrowings	325,900	355,052
Stockholders' equity	175,578	152,802
Non-performing assets	25,011	16,805

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2006	2005	2006	2005	2006
Selected Operating Data:	(Dollars in thousands)

Interest income	$39,452	$32,032	$150,081	$114,495	$39,204
Interest expense	21,845	16,077	80,854	56,097	21,339
Net interest income	17,607	15,955	69,227	58,398	17,865
Provision for loan losses	1,350	1,175	5,450	4,025	1,350
Non-interest income	7,977	2,870	29,632	21,559	7,090
Non-interest expense	12,653	11,473	48,807	44,198	12,288
Provision for income taxes	3,588	1,025	13,859	9,063	3,287
Net income	$7,993	$5,152	$30,743	$22,671	$8,030

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2006	2005	2006	2005	2006
Per Common Share:
Net income (fully diluted)	$.58	$.37	$2.22	$1.63	$.58
Book value	$12.84	$11.13	$12.84	$11.13	$12.38
Earnings Performance Ratios:
Annualized return on average assets	1.46%	1.00%	1.41%	1.14%	1.46%
Annualized return on average stockholders' equity	18.37%	13.18%	18.54%	15.11%	19.36%
Net interest margin	3.41%	3.27%	3.39%	3.13%	3.44%
Average interest rate spread	2.81%	2.82%	2.83%	2.73%	2.81%
Efficiency ratio	49.46%	60.95%	49.37%	55.28%	49.24%
Non-interest expense to average total assets	2.31%	2.24%	2.23%	2.21%	2.21%
Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.54%	1.59%	1.54%	1.59%	1.55%
Non-performing assets to period-end assets	1.12%	.81%	1.12%	.81%	1.28%
Non-performing loans to period-end loans	1.19%	1.05%	1.19%	1.05%	1.57%
Annualized net charge-offs to average loans	.29%	.17%	.23%	.20%	.18%

Next Page

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	December 31, 2006	December 31, 2005	September 30, 2006
	(Unaudited)		(Unaudited)
ASSETS
Cash	$ 132,100	$ 116,578	$ 116,200
Interest-bearing deposits in other financial institutions	1,050	1,154	1,857
Cash and cash equivalents	133,150	117,732	118,057
Available-for-sale securities	344,192	369,316	347,880
Held-to-maturity securities (fair value $1,569 - December 2006; $1,603 - December 2005)	1,470	1,510	1,470
Mortgage loans held for sale	2,574	2,124	4,320
Loans receivable, net of allowance for loan losses of $26,258 - December 2006; $24,549 - December 2005	1,672,044	1,512,046	1,654,717
Interest receivable	13,587	10,841	13,394
Prepaid expenses and other assets	15,554	13,266	16,129
Foreclosed assets held for sale, net	4,768	595	1,883
Premises and equipment, net	26,417	27,265	26,170
Goodwill and other intangible assets	1,395	1,402	1,433
Investment in Federal Home Loan Bank stock	10,479	11,857	10,009
Refundable income taxes	2,306	--	--
Deferred income taxes	12,372	13,201	13,071
Total Assets	$ 2,240,308	$ 2,081,155	$ 2,208,533
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 1,703,804	$ 1,550,253	$ 1,735,727
Federal Home Loan Bank advances	179,170	203,435	148,400
Short-term borrowings	120,956	133,558	109,770
Subordinated debentures issued to capital trust	25,774	18,059	17,877
Accrued interest payable	5,810	4,615	5,589
Advances from borrowers for taxes and insurance	388	233	1,193
Accounts payable and accrued expenses	28,828	17,494	18,576
Income taxes payable	--	706	1,859
Total Liabilities	2,064,730	1,928,353	2,038,991
Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value;
authorized 1,000,000 shares; none issued	--	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued and
Outstanding December 2006 - 13,676,965 shares; December 2005 -
13,722,801 shares	137	137	137
Additional paid-in capital	18,481	17,781	18,278
Retained earnings	158,780	138,921	153,797
Accumulated other comprehensive income (loss)	(1,820)	(4,037)	(2,670)
Total Stockholders' Equity	175,578	152,802	169,542
Total Liabilities and Stockholders' Equity	$ 2,240,308	$ 2,081,155	$ 2,208,533

Next Page

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2006	2005	2006	2005	2006
	(Unaudited)		(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$ 35,474	$ 28,004	$133,094	$ 98,129	$ 34,905
Investment securities and other	3,978	4,028	16,987	16,366	4,299
TOTAL INTEREST INCOME	39,452	32,032	150,081	114,495	39,204
INTEREST EXPENSE
Deposits	18,140	12,369	65,733	42,269	17,814
Federal Home Loan Bank advances	1,900	2,061	8,138	7,873	1,854
Short-term borrowings	1,423	1,360	5,648	4,969	1,320
Subordinated debentures issued to capital trust	382	287	1,335	986	351
TOTAL INTEREST EXPENSE	21,845	16,077	80,854	56,097	21,339
NET INTEREST INCOME	17,607	15,955	69,227	58,398	17,865
PROVISION FOR LOAN LOSSES	1,350	1,175	5,450	4,025	1,350
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	16,257	14,780	63,777	54,373	16,515
NONINTEREST INCOME
Commissions	2,153	2,115	9,166	8,726	1,989
Service charges and ATM fees	3,752	3,409	14,611	13,309	3,826
Net realized gains on sales of loans	237	226	944	983	233
Net realized gains (losses) on sales of
available-for-sale securities	1	19	(1)	85	28
Realized impairment of available-for-sale securities	--	(734)	--	(734)	--
Net gain (loss) on sales of fixed assets	2	55	167	30	9
Late charges and fees on loans	276	283	1,567	1,430	275
Change in interest rate swap fair value net of change
in hedged deposit fair value	777	--	1,498	--	438
Change in interest rate swap fair value	--	(2,771)	--	(6,600)	--
Interest rate swap net settlements	--	36	--	3,408	--
Other income	779	232	1,680	922	292
TOTAL NONINTEREST INCOME	7,977	2,870	29,632	21,559	7,090
NONINTEREST EXPENSE
Salaries and employee benefits	6,838	6,483	28,285	25,355	7,297
Net occupancy and equipment expense	1,962	2,212	7,645	7,589	1,864
Postage	544	507	2,178	1,954	554
Insurance	219	220	876	883	223
Advertising	425	242	1,201	1,025	251
Office supplies and printing	238	228	931	903	264
Telephone	350	285	1,387	1,068	381
Legal, audit and other professional fees	261	384	1,127	1,410	297
Expense (income) on foreclosed assets	9	(68)	119	268	89
Write-off of trust preferred securities issuance costs	783	--	783	--	--
Other operating expenses	1,024	980	4,275	3,743	1,068
TOTAL NONINTEREST EXPENSE	12,653	11,473	48,807	44,198	12,288
INCOME BEFORE INCOME TAXES	11,581	6,177	44,602	31,734	11,317
PROVISION FOR INCOME TAXES	3,588	1,025	13,859	9,063	3,287
NET INCOME	$ 7,993	$ 5,152	$ 30,743	$ 22,671	$ 8,030
BASIC EARNINGS PER COMMON SHARE	$.58	$.38	$2.24	$1.65	$.59
DILUTED EARNINGS PER COMMON SHARE	$.58	$.37	$2.22	$1.63	$.58
DIVIDENDS DECLARED PER COMMON SHARE	$.16	$.14	$.60	$.52	$.15

Next Page

Average Balances, Interest Rates and Yields

         The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $732,000 and $582,000 for the three months ended December 31, 2006 and 2005, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	Three Months Ended December 31, 2006			Three Months Ended December 31, 2005

	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

					(Restated)
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$ 177,808	$ 3,118	6.96%	$ 175,605	$ 2,727	6.16%
Other residential	75,489	1,585	8.33	111,350	2,260	8.05
Commercial real estate	464,602	9,887	8.44	484,874	8,857	7.25
Construction	605,985	13,388	8.77	460,080	8,747	7.54
Commercial business	119,070	2,669	8.89	108,268	1,925	7.05
Other loans	144,090	2,761	7.60	138,715	2,571	7.35
Industrial revenue bonds	108,966	2,066	7.52	58,643	917	6.21
Total loans receivable	1,696,010	35,474	8.30	1,537,535	28,004	7.23

Investment securities and other interest-earning assets	351,188	3,978	4.49	400,544	4,028	3.99

Total interest-earning assets	2,047,198	39,452	7.65	1,938,079	32,032	6.56
Non-interest-earning assets:
Cash and cash equivalents	95,896			95,213
Other non-earning assets	42,787			30,081
Total assets	$2,185,881			$2,063,373
Interest-bearing liabilities:
Interest-bearing demand and savings	$403,253	3,210	3.16	$389,798	2,454	2.50
Time deposits	1,099,333	14,930	5.39	962,251	9,915	4.09
Total deposits	1,502,586	18,140	4.79	1,352,049	12,369	3.63
Short-term borrowings	123,752	1,423	4.56	140,535	1,360	3.84
Subordinated debentures issued to capital trust	21,385	382	7.09	18,034	287	6.31
FHLB advances	144,780	1,900	5.21	194,955	2,061	4.19
Total interest-bearing liabilities	1,792,503	21,845	4.84	1,705,573	16,077	3.74
Non-interest-bearing liabilities:
Demand deposits	184,770			178,676
Other liabilities	34,557			22,714
Total liabilities	2,011,830			1,906,963
Stockholders' equity	174,051			156,410
Total liabilities and stockholders' equity	$2,185,881			$2,063,373
Net interest income:
Interest rate spread		$17,607	2.81%		$15,955	2.82%
Net interest margin*			3.41%			3.27%
Average interest-earning assets to average interest-bearing liabilities	114.2%			113.6%

_______________
*Defined as the Company's net interest income divided by total interest-earning assets.

Next Page

Average Balances, Interest Rates and Yields

         The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $2.8 million and $2.0 million for the twelve months ended December 31, 2006 and 2005, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	Twelve Months Ended December 31, 2006			Twelve Months Ended December 31, 2005

	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

					(Restated)
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$177,040	$12,031	6.80%	$177,572	$10,133	5.71%
Other residential	86,251	7,078	8.21	118,384	8,655	7.31
Commercial real estate	464,710	37,958	8.17	475,325	32,205	6.78
Construction	586,343	49,792	8.49	391,613	27,125	6.93
Commercial business	111,742	9,587	8.58	105,426	7,140	6.77
Other loans	142,877	10,560	7.39	136,772	9,565	6.99
Industrial revenue bonds	84,199	6,088	7.23	53,346	3,306	6.20
Total loans receivable	1,653,162	133,094	8.05	1,458,438	98,129	6.73
Investment securities and other interest-earning assets	387,110	16,987	4.39	409,691	16,366	3.99
Total interest-earning assets	2,040,272	150,081	7.36	1,868,129	114,495	6.12
Non-interest-earning assets:
Cash and cash equivalents	98,210			92,402
Other non-earning assets	40,710			26,635
Total assets	$2,179,192			$1,987,166
Interest-bearing liabilities:
Interest-bearing demand and savings	$421,201	12,678	3.01	$381,840	8,093	2.12
Time deposits	1,035,685	53,055	5.12	890,925	34,176	3.84
Total deposits	1,456,886	65,733	4.51	1,272,765	42,269	3.32
Short-term borrowings	129,523	5,648	4.36	157,747	4,969	3.15
Subordinated debentures issued to capital trust	18,739	1,335	7.12	18,306	986	5.39
FHLB advances	180,414	8,138	4.51	203,719	7,873	3.86
Total interest-bearing liabilities	1,785,562	80,854	4.53	1,652,537	56,097	3.39
Non-interest-bearing liabilities:
Demand deposits	189,484			170,199
Other liabilities	38,352			14,401
Total liabilities	2,013,398			1,837,137
Stockholders' equity	165,794			150,029
Total liabilities and stockholders' equity	$2,179,192			$1,987,166
Net interest income:
Interest rate spread		$69,227	2.83%			$58,398	2.73%
Net interest margin*			3.39%				3.13%
Average interest-earning assets to average interest-bearing liabilities	114.3%			113.1%

_______________
*Defined as the Company's net interest income divided by total interest-earning assets.

End